Exhibit 10.3

January 30, 2018

Personal and Confidential

David Allen

Dear David:

This letter (this “Agreement”) will confirm the following terms in connection with the payment of certain benefits pursuant to the Change in Control Agreement by and between WPCS International Incorporated (together with its successors and assigns, the “Company”) and you, dated September 29, 2015 (the “Change in Control Agreement”).

1.	Change in Control Payment. Provided that you execute, deliver, and do not revoke this Agreement, the Company will pay you the benefit described in Section 4 of the Change in Control Agreement (the “Change in Control Payment”) in accordance with the terms of the Change in Control Agreement; provided, however, that the Change in Control Payment shall paid on the first practicable payroll date following the Effective Date.

2.	Release. In consideration for the payments, benefits and other promises and covenants set forth herein, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective current and former officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you may have against them, whether known or unknown, suspected or unsuspected. This release includes, but is not limited to, any rights or claims relating in any way to your employment or service relationship with the Company or any of the other Releasees or the separation or termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, and the Genetic Information Non-Discrimination Act, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, equity awards, carried interest, incentive and performance compensation, vacation, pension benefits, 401(k) plan benefits, stock based compensation, or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law. Notwithstanding this Section 2, this Section does not release the Company from any obligation expressly set forth in this Agreement, obligations under the stock option agreements set forth in Exhibit A, obligations related to indemnification under the Company’s applicable organizational documents, or obligations not waivable by applicable law.

3.	No Claims Filed. As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims or lawsuits. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal.

4.	Reservation of Rights. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

5.	Other Agreement. You understand and acknowledge that you remain bound by any and all agreements with the Company with regard to confidential information, assignment of rights in intellectual property, non-competition, non-disparagement, and non-solicitation that by their terms remain in effect, including, without limitation, the Change in Control Agreement. For the avoidance of doubt, you acknowledge and agree that the provisions of Sections 5 and 10 of the Change in Control Agreement shall continue to remain in full force and effect pursuant to its terms and that you shall honor them.

6.	Confidentiality of Agreement. You and the Company agree that the terms of this Agreement are CONFIDENTIAL. You and the Company agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to your or the Company’s lawyers or financial advisors or your immediate family members, in each case to the extent necessary to administer this Agreement, to enforce this Agreement, or to respond to a valid subpoena or other legal process; provided that any such disclosure by you to your lawyers, financial advisors or immediate family members shall be conditioned on your first informing such persons that they must keep this Agreement and its contents confidential.

7.	Breach of this Agreement. You promise to abide by the terms and conditions in this Agreement, and you understand that if you do not, the Company shall be entitled to attorneys’ fees and any other damages incurred due to such breach, except that this provision will not apply if you file a lawsuit challenging the validity of this Agreement.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction).

9.	Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements between you and the Company, except as otherwise provided herein. You confirm that in signing this Agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.

10.	Waiver. By signing this Agreement, you acknowledge that:

(a)	You have carefully read and understand this Agreement;

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(b)	The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

(c)	You have been given 21 days to consider your rights and obligations under this Agreement and to consult with an attorney about both;

(d)	You understand that this Agreement is legally binding and by signing it you give up certain rights;

(e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

(f)	You acknowledge and agree that the benefit described in Section 1 of this Agreement is contingent on execution of this Agreement, which releases all of your claims against the Company and the Releasees, and you knowingly and voluntarily agree to release the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

(g)	You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired (the date this Agreement becomes effective and irrevocable, the “Effective Date”);

(h)	This Agreement includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(i)	This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement.

11.	Return of Signed Agreement. You should return the signed Agreement to me on or before the date that is 21 days from the date hereof.

Sincerely,

/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer

Read, Accepted and Agreed to:

/s/ David Allen
David Allen

January 30, 2018
Date

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EXHIBIT A

STOCK OPTION AGREEMENTS

Option Agreement Date	Quantity Issued	Strike Price
August 6, 2015	20,000	$1.19
September 29, 2015	325,000	$1.32
April 24, 2016	75,000	$1.26
April 28, 2017	75,000	$1.35
April 28, 2017 (on merger closing)	100,000	$1.35

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